UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 12, 2014

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-35761	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Central Avenue Suite 900 Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On December 12, 2014, United Insurance Holdings Corp. (UPC Insurance or the Company) entered into an Agreement and Plan of Merger (the Agreement) with Family Security Holdings, LLC (FSH). FSH is an insurance holding company with two wholly-owned subsidiaries, Family Security Insurance Company (FSIC), a Hawaii domiciled property and casualty insurer authorized in Hawaii and Louisiana, and Family Security Underwriters, LLC (FSU), a managing general agency performing administrative and marketing services for FSIC.

Pursuant to the Agreement, UPC Insurance has agreed to acquire, and FSH has agreed to transfer, all of the issued and outstanding shares, units and other ownership rights of FSH for $9.0 million (merger consideration). The Company plans to form a new Delaware limited liability company to be merged with and into FSH with FSH being the surviving entity that will be wholly-owned by UPC Insurance. The merger consideration will be paid 100% in shares of the Company’s common stock, with the number of shares issued to be determined by the average closing price of the Company’s stock in the 180-days immediately prior to closing. The shares issued by the Company will also be subject to resale restrictions for one year after the closing date. In addition to the merger consideration, UPC Insurance agreed to pay FSH contingent consideration of three percent (3%) of all gross premiums written on the renewal of FSIC policies in-force as of the closing during the subsequent twelve month period following the closing of the transaction. The contingent consideration will be paid in the form of additional shares of the Company’s stock issued in a manner similar to the merger consideration within approximately 30 days following the twelve month anniversary of the closing.

The Agreement contains customary representations, warranties and covenants of FSH, and the Company, including covenants requiring FSH to conduct its business in the ordinary course during the interim period between the execution of the Agreement and the closing of the transaction and requiring the parties to use their respective reasonable best efforts to take all actions necessary to obtain all required governmental and regulatory approvals in connection with the transaction. Pursuant to the Agreement, FSH and the Company have agreed to indemnification obligations for damages resulting from breaches of their respective (and, in the case of FSH) representations, warranties and covenants and other stated matters, subject to stated thresholds and limitations. At the closing of the transaction, shares of the Company’s common stock equal to ten percent (10%) of the merger consideration will be held in escrow for the purpose of securing various obligations of FSH and its Members. Subject to certain limited circumstances, the amount in escrow will act as the Company’s sole recourse against FSH for breaches of their representations, warranties or covenants.

The closing of the transaction is expected to occur on or before January 31, 2015, but is subject to certain customary conditions, including receipt of required regulatory and antitrust approvals and the absence of a material adverse effect on the business of FSH.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference.

The representations, warranties and covenants of the Company and FSH contained in the Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Agreement, (b) are subject to materiality qualifications contained in the Agreement which may differ from what may be viewed as material by investors, (c) are made only as of the date of the closing of the transaction or such other date as is specified in the Agreement and (d) have been included in the Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Agreement is included with this filing only to provide investors with information regarding the terms of the Agreement, and not to provide investors with any other factual information regarding the Company, FSH or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 3.02: Unregistered Sales of Equity Securities.

The information contained in "Item 1.01. Entry into a Material Definitive Agreement" is incorporated herein by reference.

The Company intends to issue the shares of its common stock constituting the merger consideration pursuant to the Agreement in reliance on the exemption from the registration requirements of the United States Securities Act of 1933, as amended (the Securities Act), pursuant to Section 4(a)(2) thereof.

Item 9.01(d): Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:        /s/ B. Bradford Martz
Name:     B. Bradford Martz
Title:     Chief Financial Officer
(principal financial officer)

Date: December 15, 2014

EXHIBIT INDEX

Exhibit No.	Description
2.1	Form of Agreement and Plan of Merger, dated as of December 12, 2014, by and among Family Security Holdings, LLC and United Insurance Holdings Corp.

99.1	Press Release issued by the Company on December 15, 2014.
* All disclosure schedules to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish the omitted disclosure schedules to the SEC upon request by the SEC.